CONSENT OF INDEPENDENT ACCOUNTANTS

                                ----------------

We consent to the reference to our Firm under the caption "Experts" in the Prospectus Supplement dated November 6, 1998 of Financial Security Assurance Holdings Ltd. relating to the offering of $100,000,000 Senior Quarterly Income Debt Securities due 2098.


                                          PricewaterhouseCoopers LLP


November 10, 1998